Exhibit 99.A

News
For Immediate Release

El Paso Corporation and El Paso CGP Company Announce Updated Interim Results and Early Settlement of Private Debt Exchange Offers and Consent Solicitations

HOUSTON, TEXAS, December 29, 2005—El Paso Corporation (NYSE:EP) and its wholly-owned subsidiary, El Paso CGP Company (CGP), today announced updated interim results in connection with, and the early settlement of, El Paso’s private offers to exchange all properly tendered and accepted notes of the series listed in the table immediately following this paragraph (which were previously issued by CGP) and the related solicitations of consents to the proposed amendments to the indentures governing such notes. As of 12:00 noon, New York City time, on December 27, 2005, approximately $2.042 billion aggregate principal amount of CGP notes had been validly tendered for exchange (and not validly withdrawn). The following table shows the principal amount of each such series tendered by the December 27 deadline.

CGP Notes	CUSIP No.	Total Outstanding Principal Amount	Outstanding Principal Amount Tendered as of December 27 Deadline	Percentage of Outstanding Principal Amount Tendered as of December 27 Deadline	Consent Payment per $1,000 Principal Amount Tendered as of December 27 Deadline

6.50% Notes due 2006	190441AY1	$109,500,000	$ 91,860,000	83.89%	$1.25
7½% Notes due 2006	190441BE4	$204,910,000	$182,525,000	89.08%	$1.25
6.50% Senior Debentures due June 1, 2008	190441AV7	$200,000,000	$188,682,000	94.34%	$2.50
7.625% Notes due 2008	190441BF1	$215,000,000	$206,596,000	96.09%	$2.50
6.375% Senior Debentures due February 1, 2009	190441AX3	$200,000,000	$189,443,000	94.72%	$2.50
7.75% Notes due 2010	190441BC8	$400,000,000	$369,729,000	92.43%	$2.50
10¾% Senior Debentures due October 1, 2010	190441AK1	$ 56,573,000	$ 39,755,000	70.27%	$2.50
9⅝% Senior Debentures due May 15, 2012	190441AP0	$150,000,000	$136,118,000	90.75%	$2.50
6.70% Senior Debentures due February 15, 2027	190441AS4	$200,000,000	$161,913,000	80.96%	$2.50
6.95% Senior Debentures due June 1, 2028	190441AW5	$200,000,000	$197,080,000	98.54%	$2.50
7.75% Senior Debentures due October 15, 2035	190441AR6	$150,000,000	$112,440,000	74.96%	$2.50
7.42% Senior Debentures due February 15, 2037	190441AT2	$200,000,000	$165,642,000	82.82%	$2.50

Subject to the terms and conditions of the private exchange offers, El Paso has offered to exchange each CGP note that is properly tendered by an eligible holder, and accepted by El Paso, for a new

El Paso note in a principal amount equal to the exchange price of such tendered CGP note. The exchange price for each CGP note will be 100% of its principal amount if it is properly tendered prior to the expiration of the exchange offers. The exchange offers will expire immediately following 11:59 p.m., New York City time, on January 6, 2006, unless extended.

Holders of CGP notes no longer have the right to withdraw their tender of CGP notes or to revoke their consents. El Paso does not currently anticipate extending the withdrawal deadline for any of the CGP notes.

On December 27, 2005, El Paso accepted all of the consents that had been properly given and not validly revoked as of the December 27 deadline. Because the accepted consents collectively represent the required consents as described in the materials setting forth the terms and conditions of the exchange offers and consent solicitations:

•	on December 27, 2005, CGP entered into the supplemental indentures adopting the proposed amendments to the indentures governing the CGP notes; and

•	on December 28, 2005:

–	CGP paid the applicable consent payment listed above to each eligible holder of CGP notes who validly delivered (and did not validly revoke) its consent by the December 27 deadline; and

–
El Paso consummated an early settlement of the exchange offers by (i) accepting for exchange all of the CGP Notes properly tendered and not validly withdrawn as of the December 27 deadline and (ii) issuing new El Paso notes to each eligible holder of CGP notes who validly tendered (and did not validly withdraw) its CGP notes by the December 27 deadline.

The exchange offers, the consent solicitations and the issuance of the El Paso notes have not been registered under the Securities Act of 1933 or any other securities law. The exchange offers and consent solicitations are being made, and the El Paso notes are being offered and issued, only (a) to holders of CGP notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to holders of CGP notes who are persons other than U.S. persons, in reliance upon Regulation S under the Securities Act.

The new El Paso notes to be issued in exchange for CGP notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer or sale in any jurisdiction where the offer, solicitation or sale would not be permitted.

Documents relating to the offers will only be distributed to noteholders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation, the information agent for the offers, at 1-866-294-2200.

Contacts

Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Chris Jones, Manager
Office: (713) 420-4136
Fax: (713) 420-4417